                             Dresser-Rand Group Inc.
                                Paul Clark Drive
                              Olean, New York 14760
                                 (716) 375-3000

                                                                    May 16, 2005


VIA FEDERAL EXPRESS AND EDGAR

                              Re:   Dresser-Rand Group Inc. - Registration
                                    Statement on Form S-4 (File No. 333-122757)

Eduardo Aleman
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Mr. Aleman:

            Reference is made to the above mentioned registration statement (the "Registration Statement") filed by Dresser-Rand Group Inc. (the "Issuer"), the additional registrants listed therein (the "Guarantors" and together with the Issuer, the "Registrants") on February 11, 2005. The Registrants hereby request the withdrawal of the Registration Statement in order to simplify and streamline the Staff's review process on a concurrent registration statement of the Issuer on Form S-1 and the Registrants' financial reporting process, pursuant to Rule 477 of the Securities Act of 1933, as amended. The Registrants have not sold any securities in connection with the proposed offering. The Registrants will shortly file a new registration statement and will pursue the exchange offer contemplated in the Registration Statement.

            If you have any questions regarding this, please do not hesitate to contact Edward P. Tolley III (212-455-3189) or Anthony Colarusso (212-455-2607) of Simpson Thacher & Bartlett LLP.

                        Very truly yours,

                        DRESSER-RAND GROUP INC.


                        By:   /s/ Steve A. Riordan
                              ----------------------------------------
                              Name:  Steve A. Riordan
                              Title: Authorized Officer

                        DRESSER-RAND LLC

                        By:   Dresser-Rand Group Inc., its sole member
                              ----------------------------------------

                        By:   /s/ Steve A. Riordan
                              ----------------------------------------
                              Name:  Steve A. Riordan
                              Title: Authorized Officer


                        DRESSER-RAND COMPANY


                        By:   Dresser-Rand Group Inc., its partner
                              ----------------------------------------

                        By:   /s/ Steve A. Riordan
                              ----------------------------------------
                              Name:  Steve A. Riordan
                              Title: Authorized Officer

                        By:   Dresser-Rand LLC, its partner
                              ----------------------------------------
                                    By: Dresser-Rand Group Inc., its sole member
                                        ----------------------------------------

                                    By:    /s/ Steve A. Riordan
                                           ----------------------------
                                           Name:  Steve A. Riordan
                                           Title: Authorized Officer


                        DRESSER-RAND POWER LLC


                        By:   Dresser-Rand Group Inc., its sole member
                              ----------------------------------------

                        By:   /s/ Steve A. Riordan
                              ----------------------------------------
                              Name:  Steve A. Riordan
                              Title: Authorized Officer

                        DRESSER-RAND GLOBAL SERVICES, L.L.C.


                        By:   Dresser-Rand Company, its sole member
                              ----------------------------------------
                              By: Dresser-Rand Group Inc., its partner
                                  ------------------------------------

                              By:   /s/ Steve A. Riordan
                                    ----------------------------------
                                    Name:  Steve A. Riordan
                                    Title: Authorized Officer

                        By:   Dresser-Rand LLC, its partner
                              ----------------------------------------
                              By: Dresser-Rand Group Inc., its sole member
                                  ----------------------------------------


                              By:   /s/ Steve A. Riordan
                                    ----------------------------------
                                    Name:  Steve A. Riordan
                                    Title: Authorized Officer


cc:   Edward P. Tolley III